Preferred Apartment Communities, Inc. Announces Quarterly Dividend
Atlanta, GA, August 4, 2011

Preferred Apartment Communities, Inc. ("PAC") (AMEX: APTS) today announced that its Board of Directors has declared a quarterly dividend on its common stock of $0.125 per share for the third quarter of 2011.  The dividend is payable on October 17, 2011 to all common stockholders of record as of September 30, 2011.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire multifamily properties in select targeted markets throughout the United States.  As part of its property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties.  As a secondary strategy, we may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets.  PAC intends to elect and qualify as a real estate investment trust for U.S. federal income tax purposes effective as of April 1, 2011.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein  770-818-4147
Executive Vice President
Email: lsilverstein@pacapts.com